PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

September 14, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1 of GPods, Inc. of our report dated on June 26, 2018, on our audit of the financial statements of GPods, Inc. as of March 31, 2018 and 2017, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2018 and for the period March 27, 2017 (date of inception) through March 31, 2017 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board